Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the Current Report on Form 8-K (the “Form 8-K”) to which this exhibit is attached and, if not defined in the Form 8-K, the definitive proxy statement/prospectus filed with the Securities and Exchange Commission (“SEC”) on December 12, 2022 (the “Proxy Statement”).

Unless the context requires otherwise, references to “Nuburu,” “we,” “us” or “our” in this section are to the business and operations of Legacy Nuburu prior to the Business Combination and to the Company and its subsidiaries following the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes contained in Exhibit 99.1 to the Form 8-K. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K filed with the SEC on March 31, 2023 (the “Form 10-K”), for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Nuburu is a leading innovator in high-power, high-brightness blue laser technology that is focused on bringing breakthrough improvements to a broad range of high value applications including welding and 3D printing. By delivering increased speed and quality we hope to enhance productivity and cost efficiency for manufacturers in the e-mobility, consumer electronics, aerospace and defense and 3D printing markets as well as to find additional applications currently not yet serviced by existing laser technologies.

We have invented, patented and developed what we believe to be the next pivotal point for manufacturing technology, with the potential to revolutionize the manufacturing industry by changing how products are made. Our technology is also aligned with the need to reduce carbon generation in manufacturing. Most manufacturing processes require heat to shape, manipulate and form basic materials into a product. The Nuburu laser system outperforms currently available alternatives by more efficiently coupling heat into the material being processed, thereby helping to promote a more sustainable future by using less energy and, in turn, generating less carbon in the manufacturing process.

A fundamental physical characteristic is that metals absorb blue laser light better than IR laser light. In the case of materials such as gold, copper, silver and aluminum the advantage of blue laser light is substantial. The better absorption results in substantial improvements in the quality of the part produced, the yield of parts during production and the speed at which the part can be produced. We believe that these advantages enable efficiencies in the overall productivity of the manufacturing line and can extend the life of the products produced. We also believe that these characteristics will be advantageous to our customers, whether in upgrading existing manufacturing processes or enabling entirely new approaches to manufacturing through the use of Nuburu’s laser systems in either industrial welding or 3D printing technology applications.

Nuburu is currently shipping blue laser systems for welding applications such as batteries, large screen displays and cell phone components. We have performed thousands of welds in hundreds of application tests to date and we believe we have a strong and substantial customer pipeline for our laser light engines. Nuburu has developed a thorough understanding of the market need for its laser light engines across a broad array of applications including battery, e-mobility, consumer electronics, and 3D printing metal systems. We estimate that our SAM will grow from approximately $4 billion today to approximately $33 billion by 2032 (see “Business — Market Opportunity” in the Form 10-K).

The Business Combination

On January 31, 2023, we consummated the Business Combination. We received net proceeds from the Business Combination totaling $3.2 million, prior to deducting transaction and issuance costs. The cash resulting from the Business Combination is expected to be used toward our corporate growth strategy related to the commercialization of our blue laser systems and the scaling of our manufacturing operations to meet customer demand. The cash raised from the Business Combination is also expected to be used to fund investments in personnel and research and development as well as provide liquidity for the funding of our ongoing operating expenses. See the section entitled “Business  — Our Growth Strategy” in the Form 10-K for additional details.

The Business Combination is accounted for as a reverse recapitalization for financial statement reporting purposes with Legacy Nuburu deemed to be the acquirer and Tailwind deemed to be the acquiree. Under this method of accounting, Tailwind will be treated as the acquired company for financial statement reporting purposes.

Being an SEC-registered and publicly traded company will require us to hire additional personnel and to implement procedures and processes to address public company regulatory requirements and customary practices. Compared to the operations of Legacy Nuburu, we expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors and Trends Affecting our Business

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of the Form 10-K titled “Risk Factors.”

Commercial Launch of Products

We have begun the production and shipment of our AO-650 laser, and we announced the commercial launch of the first laser in the NUBURU BLTM series, the BL-250, in January 2023 (see “Business — Our Products” in the Form 10-K). We are currently in the manufacturing ramp-up for the BL series. Any delays in the ramp-up may impact our revenue.

Adoption of our Blue Laser Technology

We believe that Nuburu blue laser technology offers a superior solution to improving a variety of aspects of welding and 3D printing, particularly in the manufacturing of batteries, consumer electronics, electric vehicles, renewable energy products and displays. However, our financial results will depend on the degree to which potential and current customers recognize the benefits of our blue laser technology and invest in our products. The selection process for our products is lengthy, typically up to 24 months, and may require us to incur costs in pursuing opportunities with no assurance that our products will be selected, which are included in selling and marketing expenses and research and development expenses.

Capital Equipment

Our business is expected to depend substantially upon capital expenditures by end users, particularly by manufacturers using our products for materials processing, which includes general manufacturing, automotive, particularly electric vehicles, other transportation, aerospace, heavy industry, consumer, semiconductor and electronics. Although applications within materials processing are broad, the capital equipment market in general is cyclical and historically has experienced sudden and severe downturns. For the foreseeable future, our operations will continue to depend upon capital expenditures by end users of materials processing equipment and will be subject to the broader fluctuations of capital equipment spending.

Recent inflationary pressures are resulting in global central banks adopting less accommodating monetary policies and increasing interest rates. Higher interest rates could impact global growth and could lead to a recession that may reduce the investment in capital equipment. In addition, higher interest rates would increase the cost of equipment financed with leases or debt.

Research and Development Expenses

We plan to continue to invest in research and development to improve our existing components and products and develop new components, products, systems and applications technology. We believe that these investments will sustain our position as a leader in the blue laser industry and will support the development of new products that can address new markets and growth opportunities. The amount of research and development expense we incur may vary from period to period.

Impact of the COVID-19 Pandemic

Since its outbreak in December 2019, the COVID-19 pandemic has disrupted global supply chains, affected production and sales across a range of industries and led to national and local governments imposing a variety of measures designed to contain the pandemic.

To date, we have experienced some delays due to the COVID-19 pandemic; however, we have not materially altered any terms with contractors, suppliers, customers, other business partners or our financing sources. We also continue to execute on our strategic plans and operational initiatives. However, the extent to which our operations and financial condition will be affected by the COVID-19 pandemic, including our ability to execute our business strategies and initiatives in the expected time frame, will depend on future developments that cannot be accurately predicted at this time and are uncertain, including new information that may emerge concerning the severity and scope of the COVID-19 pandemic (including the emergence of new variants that may be more contagious or severe, and may be less responsive to vaccines or treatments), the reimposition of measures to contain the COVID-19 pandemic or address its impact and the timing of global recovery and economic normalization, among other uncertainties and other factors identified in “Risk Factors” that may result in delays or modifications to these plans and initiatives.

•	Key Operating and Financial Metrics

We regularly review several metrics, including the metrics presented in the table below, to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. We believe that these key business metrics provide meaningful supplemental information for management and investors in assessing our historical and future operating performance. The calculation of the key metrics and other measures discussed below may differ from other similarly-titled metrics used by other companies.

The following tables present our key performance indicators for the periods presented.

	Year Ended December 31,		$ Change	% Change
($ in thousands)	2022	2021
Revenue	$1,440	$377	$1,063	282.0%
Total gross margin	(3,419)	(1,390)	(2,029)	146.0
EBITDA(1)	(13,547)	(8,838)	(4,709)	53.3
Capital expenditures	(536)	(426)	(110)	25.8
Free cash flow(1)	(10,764)	(8,233)	(2,531)	30.7

NM    Not meaningful.

(1)

EBITDA and Free cash flow are non-GAAP financial measures. See “— Non-GAAP Information” below for our definitions of, and additional information about, EBITDA and Free cash flow and for a reconciliation to the most directly comparable U.S. GAAP financial measures.

Non-GAAP Information

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively and in context, may be helpful to investors in assessing our operating performance and trends and in comparing our financial measures with those of comparable companies that may present similar non-GAAP financial measures.

EBITDA and Free Cash Flow

We define “EBITDA” as income (loss), plus (minus) depreciation and amortization expenses, plus (minus) interest, plus (minus) taxes and “Free cash flow” as net cash from (used in) operating activities less capital expenditures. EBITDA and Free cash flow are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP and these measures should not be considered a substitute for net income (loss), and net cash used in operating activities reported in accordance with GAAP. Our computation of EBITDA and Free cash flow may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA or Free cash flow in the same fashion.

Limitations of Non-GAAP Measures

There are a number of limitations related to EBITDA, including the following:

•

EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and/or amortization of intangible assets. While these are non-cash charges, we may need to replace the assets being depreciated and amortized in the future and EBITDA does not reflect cash requirements for these replacements or new capital expenditure requirements.

•	EBITDA does not reflect interest expense, net, which may constitute a significant recurring expense in the future.

•	Free cash flow does not reflect the impact of equity or debt raises or repayment of debt or dividends paid.

Because of these and other limitations, EBITDA and Free cash flow should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Free cash flow on a supplemental basis. You should review the reconciliation of our net loss to EBITDA and net loss to Free cash flow below and not rely on any single financial measure to evaluate our business.

Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items and our presentation of Free cash flow does not necessarily indicate whether cash flows will be sufficient to fund our cash needs.

Reconciliation

The following table reconciles our net loss (the most directly comparable GAAP measure to EBITDA) to EBITDA for the period presented:

	Year Ended December 31,
($ in thousands)	2022	2021
Net loss	$(14,129)	$(9,384)
Interest (income) expense, net	131	(1)
Income tax expense	—	—
Depreciation and amortization	451	547
EBITDA	(13,547)	(8,838)

The following table reconciles our net cash used in operating activities (the most directly comparable GAAP measure to Free Cash Flow) to Free cash flow for the periods presented:

	Year Ended December 31,
($ in thousands)	2022	2021
Net cash used in operating activities	$(10,228)	$(7,807)
Capital expenditures	(536)	(426)
Free cash flow	(10,764)	$(8,233)

Components of Results of Operations

Revenue

We earn revenue from the sale of products and from service contracts. Our primary business activity involves sales and installation services of high powered lasers. We have customers in the United States, Europe, and Asia.

Cost of Revenue

Cost of revenue primarily consists of the cost of materials and employee compensation associated with the manufacturing of our high powered lasers. Product cost also includes lower of cost or net realizable value inventory (“LCNRV”) adjustments if the carrying value of the inventory is greater than its net realizable value. We recorded LCNRV charges of $332 thousand and $329 thousand for the years ended December 31, 2022 and 2021, respectively.

Operating Expenses

Research and Development

Research and development expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, training, travel, third-party consulting services and laboratory supplies incurred to further our commercialization development efforts. We expense research and development costs as incurred. We anticipate significant research and development expenses to increase as we expand our product portfolio.

Selling and Marketing

Selling and marketing expenses consist primarily of compensation and related costs for our direct sales force, sales management, marketing and include stock-based compensation, employee benefits and travel expenses. Selling and marketing expenses also include costs related to trade shows and marketing programs. We expense selling and marketing costs as incurred. We expect selling and marketing expenses to increase in future periods as we expand our sales force, marketing and customer support organizations and increase our participation in trade shows and marketing programs.

General and Administrative

Our general and administrative expenses consist primarily of compensation and related costs for our finance, human resources and other administrative personnel, and include stock-based compensation, employee benefits and travel expenses. In addition, general and administrative expenses include our third-party consulting and advisory services, legal, audit, accounting services and facilities costs. We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Results of Operations

Comparison of Year Ended December 31, 2022 to Year Ended December 31, 2021

The following table sets forth our operating results for the periods indicated:

	Year Ended December 31,		$ Change	% Change
($ in thousands)	2022	2021
Revenue	$1,440	$377	$1,064	282.2%
Cost of revenue	4,860	1,766	3,093	175.0
Gross margin	(3,420)	(1,389)	(2,029)	146.0
Operating expenses:
Research and development	4,546	2,463	2,083	84.6
Sales and marketing	708	1,648	(939)	(57.0)
General and administrative	5,324	3,885	1,440	37.1
Total operating expenses	10,578	7,996	2,584	32.3
Loss from operations	(13,998)	(9,385)	(4,613)	49.1
Other income (expense)
Interest expense	(175)	—	(175)	NM
Other income (expense)	44	1	43	NM
Total other income (expense)	(131)	1	(132)	NM
Loss before income taxes	(14,129)	(9,384)	(4,745)	50.6
Provision for income taxes	—	—	—	NM
Net loss	(14,129)	(9,384)	(4,745)	50.6

NM    Not meaningful.

Revenue

Revenue increased by $1,064 thousand, or 282.2%, to $1,440 thousand for the year ended December 31, 2022 from $377 thousand for the year ended December 31, 2021. This increase is primarily due to laser system revenues and associated ancillary revenues generated from a government contract during the year ended December 31, 2022.

Cost of Revenue

Cost of Revenue increased by $3,093 thousand, or 175.0%, to $4,860 thousand for the year ended December 31, 2022 from $1,766 thousand for the year ended December 31, 2021. This increase is primarily due to costs incurred for the production of the laser system revenues and in satisfying the performance obligations of the government contract revenues in addition to increased stock-based compensation expense and increased personnel expenses recognized during the period.

Operating expenses

Research and development. Research and development expenses increased by $2,083 thousand, or 84.6%, to $4,546 thousand for the year ended December 31, 2022 from $2,463 thousand for the year ended December 31, 2021. This increase is primarily due to general research and development tooling and supplies related to the development of our BL product line. Additionally, there was an increase in research and development related personnel and consulting expenses.

Sales and marketing. Sales and marketing expenses decreased by $939 thousand, or 57.0%, to $708 thousand for the year ended December 31, 2022 from $1,648 thousand for the year ended December 31, 2021. The decrease is primarily due to the departure of our Chief Marketing and Sales Officer on March 31, 2022 and the related subsequent internal reorganization and reallocation of certain sales and applications labs personnel to cost of revenue and research and development, respectively.

General and administrative. General and administrative expenses increased by $1,440 thousand, or 37.1%, to $5,324 thousand for the year ended December 31, 2022 from $3,885 thousand for the year ended December 31, 2021. The increase was primarily driven by increased personnel-related expenses and increased professional fees expenses associated with legal, compliance and accounting matters. Additionally, there was an increase in stock-based compensation expense for our general and administrative personnel.

Other income (expense)

Interest expense. Interest expense increased by $175 thousand to $175 thousand for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase is primarily due to the Company Notes outstanding as of December 31, 2022 while there were no notes outstanding as of December 31, 2021

Other income (expense). Other income (expense) increased by $43 thousand to $44 thousand for the year ended December 31, 2022 from $1 thousand for the year ended December 31, 2021. The increase is primarily due to interest earned on cash held in our bank account.

Liquidity and Capital Resources

Overview

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We have yet to generate meaningful revenue from our business operations and have funded capital expenditure and working capital requirements through equity financing.

As of December 31, 2022, we had cash and cash equivalents of $2.9 million as compared with $6.0 million as of December 31, 2021. Our cash flows from operations are not sufficient to fund our current operating model and expansion plans. On the second anniversary of the Closing Date, the Company must also under certain circumstances redeem the maximum portion of the Preferred Stock as permitted by law in cash at an amount equal to the Original Issuance Price as of such date (see “Description New Nuburu Capital Stock — Preferred Stock — Series A Preferred Stock — Redemption” in the Proxy Statement). Notwithstanding the foregoing, the Company shall not be required to redeem any shares of Preferred Stock to the extent the Company does not have legally available funds to effect such redemption.

In connection with the Business Combination, we received an increase in cash of approximately $3.2 million, prior to deducting transaction and issuance costs. Legacy Nuburu’s total transaction expenses were approximately $3.2 million and Tailwind’s total transaction expenses were approximately $2.5 million after taking into account waivers of costs incurred by Legacy Nuburu and Tailwind.

Until we can generate sufficient revenue to cover our operating expenses, working capital, and capital expenditures, we will rely on funds raised from the closing of the Business Combination, from the $11.4 million of Company Notes issued prior to the Closing, from the Lincoln Park Purchase Agreement pursuant to which Lincoln Park has agreed to purchase from the Company, at the sole discretion of the Company, up to $100,000,000 of Common Stock from time to time over a 48-month period (for more information, see the section titled “The Lincoln Park Purchase Agreement and Registration Rights Agreement” in the Proxy Statement), and from causing the Anzu SPVs to use up to 2/3 of the gross proceeds of Permitted Transfers to purchase Preferred Stock from the Company at a price equal to $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (for more information, see “Certain Relationships and Related Party Transactions — New Nuburu — Agreements —Sale Option Agreements” and “— Permitted Anzu SPV Transactions” in the Proxy Statement).

We would also obtain additional funds if the holders of our Warrants were to exercise their Warrants. However, the exercise price for our Public Warrants is $11.50 per share of Common Stock which exceeds $4.90, the closing price of our Common Stock on the NYSE American on March 15, 2023. The likelihood that Warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.

The further development of our products, commencement of commercial operations and expansion of our business will require a significant amount of cash for expenditures. Our ability to successfully manage this growth will depend on many factors, including our working capital needs, the availability of equity or debt financing and, over time, our ability to generate cash flows from operations.

Given the amount of cash received in connection with the closing of the Business Combination and the Company’s current liquidity position, the Company expects to raise additional capital. If we raise additional funds by issuing equity securities, including pursuant to the Lincoln Park Purchase Agreement, dilution to our stockholders would result. If we raise additional funds by issuing any additional preferred stock, such securities may also provide for rights, preferences or privileges senior to those of holders of Common Stock. If we raise additional funds by issuing debt securities, such debt securities would have rights, preferences and privileges senior to those of holders of Common Stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

We plan to register up to 25,600,000 shares of Common Stock for resale on a registration statement on Form S-1 (the “Lincoln Park Registration Statement”), consisting of (i) up to 25,000,000 shares of Common Stock that we may, in our sole discretion, elect to issue and sell to Lincoln Park pursuant to the Lincoln Park Purchase Agreement, and (ii) up to 600,000 shares of Common Stock, issued to Lincoln Park as consideration for entering into the Lincoln Park Purchase Agreement. We have also registered for resale on a registration statement on Form S-1 filed with the SEC on March 13, 2023 (File No. 333-269610) (the “Resale Registration Statement”) substantially all of our shares of Common Stock and the large majority of our shares of Preferred Stock outstanding as of the Closing Date. The sale of shares of Common Stock pursuant to the Lincoln Park Registration Statement or by the selling securityholders named in and pursuant to the Resale Registration Statement, or the perception that such sales could occur, could reduce the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate or to utilize all or part of the Lincoln Park Purchase Agreement, particularly at the higher Regular Purchase Share Limits (as defined in the Lincoln Park Purchase Agreement). Lincoln Park and the selling securityholders named in the Resale Registration Statement may sell all of their shares for so long as the Lincoln Park Registration Statement and the Resale Registration Statement, respectively, are available for use, subject to certain transfer restrictions. See also “Risk Factors — Risks Related to Ownership of our Securities — Future sales of substantial amounts of our Common Stock or Public Warrants in the public markets, or the perception that such sales could occur, could cause the market price of our Common Stock and Public Warrants to drop significantly, even if our business is doing well, and certain selling securityholders still may receive significant proceeds” in the Form 10-K.

Pursuant to the Certificate of Designations, on January 31, 2025, which is the two-year anniversary of the Preferred Stock Issuance, (i) if the Conversion Price (as defined in the Certificate of Designations) is equal to or less than the volume-weighted average price (“VWAP”) of Common Stock, then we will convert all outstanding shares of our Preferred Stock into shares of Common Stock at the Conversion Price and (ii) if the Conversion Price exceeds the VWAP of Common Stock, then we will be obligated to redeem all outstanding shares of Preferred Stock for $10.00 in cash. The redemption of the Preferred Stock and the payment of any excise tax payable in connection with such redemption would reduce the amount of legally available funds for purposes, including making acquisitions and investments and otherwise pursuing the Company’s strategic objectives, and could adversely affect the Company’s business, financial position and results of operations. Notwithstanding the foregoing, the Company will not be required to redeem any shares of Preferred Stock to the extent the Company does not have legally available funds to effect such redemption. However, in the event our assets are not sufficient to meet our redemption obligations, this could have a significant adverse effect on our reputation, business, financial condition, growth and ability to accomplish our strategic objectives. See also “Risk Factors — Risks Relating to Being a Public Company — The redemption of our Preferred Stock may require a significant amount of cash and may result in adverse tax consequences” in the Form 10-K.

Cash Flows

The following table summarizes our cash flows from operating, investing and financing activities for the periods presented.

	Year Ended December 31,
($ in thousands)	2022	2021
Net cash (used in) operating activities	$(10,228)	$(7,807)
Net cash (used in) investing activities	(536)	(230)
Net cash provided by (used in) financing activities	7,636	5,651

Cash flows from operating activities

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, sales and marketing, and other general and administrative activities. We expect our expenses related to personnel, research and development, sales and marketing, and general and administrative activities to increase as a result of operating as a public company.

Net cash used in operating activities was $10,228 thousand and $7,807 thousand for the year ended December 31, 2022 and 2021, respectively. The increase in net cash flows used in operating activities is primarily driven by changes in working capital and an increase in our stock-based compensation expense.

Cash flows from investing activities

Our cash flows from investing activities have been comprised primarily of purchases of equipment and installation of improvements to our leased facilities and headquarters.

Net cash used in investing activities was $536 thousand for the year ended December 31, 2022, compared to $231 thousand for the year ended December 31, 2021. The decrease was primarily due to reduced purchases of equipment and proceeds received from the sale of property and equipment during the year ended December 31, 2021.

Cash flows from financing activities

We have financed our operations primarily through the sale of preferred stock and promissory notes.

Net cash provided by financing activities was $7,636 thousand and $5,651 thousand for the year ended December 31, 2022 and 2021, respectively. The increase is comprised of proceeds received from the issuance of convertible promissory notes, the issuance of Series C preferred stock, and the issuance of common stock from option exercises during the year ended December 31, 2022.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks including credit risks, and foreign currency translation and transaction risks as well as risks relating to the availability of funding sources, hazard events and specific asset risks.

Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash, restricted cash, accounts receivable, and net investment in direct financing receivable. Domestic cash deposits exceeded the Federal Deposit Insurance Corporation insurable limit at December 31, 2022 and 2021. We have not experienced any losses on our cash deposits to date.

Furthermore, for the year ended December 31, 2022, approximately 83.3% of our revenues came from four customers, and for the year ended December 31, 2021, approximately 95% of our revenues came from five customers. We are subject to non-payment or non-performance of these counterparties, and we generally do not require collateral from our customers. We evaluate the collectability of our accounts receivable and provide an allowance for potential credit losses as necessary. To date, we have not experienced any customer credit losses.

Business Risk

We are subject to a number of risks similar to those of other companies of similar size in our industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see the notes accompanying our financial statements contained in Exhibit 99.1 to the Form 8-K), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Foreign Currency Risk

Our functional currency is the U.S. dollar reflecting our principal operating market. As we expand, we expect to be exposed to both currency transaction and translation risk as we collaborate with international investors, partners and vendors. To date, we have not had exposure to foreign currency fluctuations and have not hedged such exposure, although we may do so in the future.

Inflation Risk

Our operations could be adversely impacted by inflation, primarily from higher material, labor, and construction costs. To date, we do not believe that inflation has had a material impact to our results of operations, capital resources or liquidity, however, we have experienced increases in prices and have correspondingly also increased our prices. Our future mitigation strategies may include further increasing the price of our products, considering alternative vendors, vertically integrating certain aspects of our supply chain and redesigning our product or production process. At this time, it is difficult to determine what impact these inflationary pressures will have on our long-term growth strategies, as there is uncertainty in how long higher levels of inflation may persist, and to what level we will be successful in passing these increased costs to our customers. If we are not able to fully offset higher costs through price increases or other corrective measures, this may adversely affect our business, financial condition and results of operations.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and we expect to remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates is equal to or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter and our net sales for the year exceed $100 million; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding, rolling three year period. We have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards, and we expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our condensed consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in greater detail in Note 1, “Nature of Operations and Summary of Significant Accounting Policies,” to our consolidated financial statements as of December 31, 2022 contained in Exhibit 99.1 to the Form 8-K, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our condensed consolidated financial statements.

Revenue Recognition

Our primary business activity involves sales and installation services of high powered lasers. We have customers in the United States, Europe, and Asia. All sales and installation services are settled in U.S dollars.

Stock-Based Compensation and Common Stock Valuation

We record stock-based compensation expense according to the provisions of ASC Topic 718 – Stock Compensation. ASC Topic 718 requires all share-based awards to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under the provisions of ASC Topic 718, we determine the appropriate fair value model to be used for valuing share-based issuances and the amortization method for recording compensation cost, which can be impacted by the following assumptions:

•	Expected Term – We use the simplified method of an average between the total term of the option and the vesting period of the option.

•	Expected Volatility – Since our shares are not actively traded, our volatility estimate is based on the volatility of publicly traded shares of selected other laser companies.

•	Expected Dividend Yield – We have not paid dividends in the past and do not anticipate paying dividends in the near future; therefore we assume a dividend yield of zero.

•	Risk-Free Interest Rate – We use yield rates published by the U.S. Treasury for zero coupon issues with a remaining term equal or similar to the expected term of our option awards.

The grant date fair value of our Common Stock has been and will be determined by our board of directors with the assistance of management and an independent valuation specialist. Once our Common Stock is publicly traded, we intend to determine the fair value of our publicly traded Common Stock based on the closing market price on the date grants are made.

Lease Obligations

We lease our headquarters space in Centennial, Colorado under leases classified as operating leases. The FASB has issued ASU No. 2016-02, Leases (Topic 842) along with other related guidance (collectively, “ASU 842”), under which lessees are required to recognize a right of use (“ROU”) asset and related lease liability on the lessee’s balance sheet for all substantive leases. Effective January 1, 2022, we adopted Topic 842 using a modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application and not restating comparative periods. There was no cumulative-effect adjustment recorded to retained deficit upon adoption.

Topic 842 provides several optional practical expedients in transition. We elected to use the package of practical expedients permitted under the transition guidance, which allows us not to reassess our prior conclusions about lease identification, lease classification and initial direct costs for any leases that existed prior to January 1, 2022. We did not elect to use the other practical expedients provided.

Upon adoption, we recognized the right-of-use asset and operating lease liability totaling $935 thousand and $1,031 thousand, respectively, to reflect the present value of remaining lease payments under an existing lease arrangement with no impact to the opening balance of retained deficit as a result of adoption. The difference between the leased asset and lease liability represents the existing deferred rent liability balance, resulting from historical straight-lining of an operating lease, which was effectively reclassified upon adoption to reduce the measurement of the leased asset.

In determining the present value of lease payments, we use the rate implicit in the lease or when such rate is not readily available, we utilize our incremental borrowing rate based on the information available at the lease commencement date. Lease expense is recognized on a straight-line basis over the expected lease term. In determining the expected lease term, we may include options to extend or terminate the lease when it is reasonably certain that we will exercise any such option.

Income Taxes

Income taxes are accounted for in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. Income taxes are recognized for the current year and for the impact of deferred tax assets and liabilities, which represent the future tax consequences of events that have been recognized differently in the financial statements than for income tax purposes. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and income tax basis of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (credit) is the result of changes in the deferred tax assets and liabilities.

In the event the future consequences of differences between financial reporting bases and tax bases of assets and liabilities result in a deferred tax asset, we perform an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a net deferred tax asset is recorded when it is more likely than not that some portion or all of the net deferred tax asset will not be realized. We recorded a full valuation allowance as of December 31, 2022 and December 31, 2021, as it is more likely than not that we will not be able to utilize the net deferred tax assets in the foreseeable future (see Note 12 in the audited financial statements contained in Exhibit 99.1 to the Form 8-K for more information). We maintain valuation allowances until sufficient evidence exists to support the reversal of such valuation allowances.

Recent Accounting Pronouncements

See Note 1 to the audited financial statements contained in Exhibit 99.1 to the Form 8-K for more information.